AMENDED and RESTATED

 37 BASIS POINT EXPENSE CONTRACT

between

VARIABLE INSURANCE PRODUCTS FUND II

TOTAL MARKET INDEX PORTFOLIO: SERVICE CLASS 2

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This AMENDED and RESTATED 37 Basis Point Expense Contract, dated as of January 1, 2020, (the “Agreement”), is made and entered into by and between Variable Insurance Products Fund II, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Total Market Index Portfolio (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract (the “Management Agreement”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Service Class 2 of the Fund (the “Service Class 2”) of the fund at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Service Class 2, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Service Class 2, such that the ordinary operating expenses incurred by the Service Class 2 in any fiscal year (excluding interest, taxes, fees and expenses of the Independent Trustees of the Trust, proxy and shareholder meeting expenses, and extraordinary expenses, as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed 37 basis points on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Service Class 2.

2. AMENDMENTS. Any amendment to this Agreement may be approved by mutual consent of the parties without a shareholder vote; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Management & Research Company LLC

By: /s/Christopher J. Rimmer ________

Christopher J. Rimmer

Treasurer

Variable Insurance Products Fund II,

on behalf of Total Market Index Portfolio

By: /s/Stacie M. Smith ______________

Stacie M. Smith

President and Treasurer